UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 27, 2012

LAWSON PRODUCTS, INC.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-10546	36-2229304
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

8770 W. Bryn Mawr Ave., Suite 900, Chicago, Illinois		60631
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(773) 304-5050

1666 E. Touhy Avenue, Des Plaines, Illinois 60018
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 2.06 Material Impairments.

On June 27, 2012, Lawson Products, Inc. (the "Company") determined that it anticipated to record a non-cash goodwill impairment charge in the amount of approximately $28.0 million in its financial results for the quarter ended June 30, 2012.

Due to the 2001 acquisition of certain assets of Premier Farnell's Cleveland based North American Industrial Products and Kent Automotive Divisions, the Company had a goodwill asset of $28.0 million, all of which related to its MRO segment. On an interim basis, the Company monitors goodwill for potential impairment by determining if certain qualitative events have occurred or if circumstances have changed that would more likely than not reduce the fair value of the reporting unit below its carrying value. The Company has recorded operating losses over the past three fiscal quarters and the price of the Company’s stock, as traded on the Nasdaq Stock Market, has decreased to a level that reduced the Company’s market capitalization below its book value. These triggering events led the Company to test goodwill for possible impairment.

The Company estimated the fair value of the MRO segment using a discounted cash flow analysis based on its current internal operating forecast to determine the segment’s fair value. After reviewing the results of the analysis, the Company concluded that the full amount of the goodwill was impaired.

Additionally, as a result of a plan to rationalize its inventory, the Company also announced that it anticipates to take a charge of approximately $5.0 million to value its inventory at the lower of cost or market.

A copy of the press release is attached as Exhibit 99.1 to this Form 8-K.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 30, 2012, in connection with the restructuring initiatives described below, Stewart A. Howley, Senior Vice President, Strategic Business Development, departed the Company to pursue other interests.

Item 8.01 Other Events.

On June 28, 2012, the Company announced a strategic restructuring plan consisting of initiatives to reduce its cost structure, improve operating efficiencies, enhance revenues and improve its liquidity position that is expected to result in annualized savings of approximately $20.0 million. The Company announced that it would be recording approximately $7.0 million of severance charges related to this restructuring as a result of eliminating approximately 100 positions, or 11 percent of its current workforce. Additionally, the Company is anticipating to record approximately $33.0 million of one-time, non-cash charges in the second quarter of 2012 related to goodwill impairment and an increase of its inventory reserve as a result of a plan to rationalize its inventory. In conjunction with these restructuring initiatives, the Company also announced that it had received a commitment letter from its lender to replace its existing credit facility.

A copy of the press release is attached as Exhibit 99.1 to this Form 8-K.

Forward-Looking Statements

This Form 8-K contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. The terms "may," "should," "could," "anticipate," "believe," "continues," "estimate," "expect," "intend," "objective," "plan," "potential," "project" and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These statements are based on management's current expectations, intentions or beliefs and are subject to a number of factors, assumptions and uncertainties that could cause or contribute to such differences or that might otherwise impact the business and include the risk factors set forth in Item 1A of the December 31, 2011 Form 10-K filed on March 1, 2012 and the March 31, 2012 Form 10-Q filed on April 26, 2012. The Company undertakes no obligation to update any such factor or to publicly announce the results of any revisions to any forward-looking statements whether as a result of new information, future events or otherwise.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1 Press release issued June 28, 2012 announcing the Company’s strategic restructuring.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAWSON PRODUCTS, INC.

July 3, 2012	By:	Ron Knutson

Name: Ron Knutson
Title: Senior Vice President, Chief Financial Officer

Top of the Form

Exhibit Index

Exhibit No.	Description

99.1	Press release issued June 28, 2012 announcing its strategic restructuring.